Exhibit 99.1

RICHARD JONES TO LEAVE COTY

NEW YORK — Coty Inc. (NYSE: COTY), one of the world’s leading beauty companies and the global leader in fragrances, today announced that Richard Jones is stepping down from his role as Chief Supply Officer and Head of R&D. Jones, who joined Coty in 2019, will remain with Coty until June 30.

Commenting on the announcement, Sue Y. Nabi, Coty’s CEO said:

“I want to pay tribute to Richard for his contribution to the development of Coty’s Supply organization over the past two years, and more recently for his work with our R&D team. In particular, Richard played a significant role in organizing and maintaining our operations throughout the global pandemic. He leaves Coty a more efficient and agile business, with resources better focused on what we do best: creating and delivering world-class, innovative beauty products for consumers across the globe. ”

“The last couple of years at Coty have been an incredible experience, both personally and professionally,” said Richard Jones. “I am very proud of the way the team, one of the strongest I’ve ever worked with, and everyone at Coty has responded to the challenges brought about by the pandemic. Coty’s progress toward becoming a more modern and focused business have called for new and innovative approaches. The situation has made us think differently and to be more creative.”

In order to best serve Coty’s great ambitions in its strategic categories and to best leverage it’s unique IP, the Company intends to separate Richard Jones’ role into two positions, appointing an expert leader over each of Supply Chain and R&D. These new appointments will be announced in due course. In the interim, current Coty leaders will be assuming Jones’ responsibilities.

Ends

About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty is the global leader in fragrance, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Contacts

Investor Relations

Olga Levinzon, +1 212 389-7733 / Olga_Levinzon@cotyinc.com

Media

Stephanie Taylor, +1 954 465-7855 / Stephanie_taylor@cotyinc.com